AMENDED AND RESTATED CERTIFICATE OF FORMATION
                                       OF
               ONCOR ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC


     THIS Amended and Restated Certificate of Formation of Oncor Electric Delivery Transition Company LLC (formerly TXU Transition Bond Company LLC) (the "Company"), dated as of August 11, 2003, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. ss. 18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on December 1, 1999, with the Secretary of State of the State of Delaware, as heretofore amended (the "Certificate"), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. ss.18-101, et seq).

     The Certificate is hereby amended and restated in its entirety to read as follows:

     1. Name. The name of the limited liability company formed and continued hereby is Oncor Electric Delivery Transition Company LLC.

     2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

     3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is the Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.


                                        /s/ Diane J. Kubin
                                        ---------------------------------------
                                        Name:  Diane J. Kubin
                                        Title: Authorized Person